Exhibit 99.1

Synthetic Biologics Announces $3 Million Private Placement of

Convertible Preferred Stock

Rockville, MD., July 29, 2022 – Synthetic Biologics, Inc.. (NYSE American: SYN) (“Synthetic Biologics” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need, today announced the private placement of 275,000 shares of Series C convertible preferred stock and 100,000 shares of Series D convertible preferred stock. Each share of Series C and Series D preferred stock has a purchase price of $8.00. Each share of Series C and Series D preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $1.22 per share. Shares of the Series C and Series D preferred stock are convertible at the option of the holder at the earlier of (i) the date of the Company’s receipt of shareholder approval for an increase to the authorized shares of common stock of the Company from 20 million to 350 million and (ii) October 26, 2022 (which may be extended to December 31, 2022 if certain conditions are met). The Company has agreed to register the resale of the shares of common stock issuable upon conversion of the Series C and Series D preferred stock by filing a registration statement on Form S-3 (or other appropriate form) no later than forty-five days after the date of the purchase agreement. Total gross proceeds from the offerings, before deducting discounts, financial advisor fees and other estimated offering expenses, is $3 million.

The Series C and Series D preferred stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate an increase to the authorized shares of common stock of the Company at the annual meeting of Company shareholders, a name change and an adjournment of either of the foregoing proposals. The Series D preferred stock permits the holder to cast 20,000 votes per share of Series D preferred stock on such proposals, provided, that such votes must be cast in the same proportions as the shares of common stock and Series C preferred stock are voted on such proposals. Except as required by law or expressly provided by the certificate of designation, holders of the Series C and Series D preferred stock will not be permitted to vote on any other matters. The holders of the Series C and Series D preferred stock agreed not to transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of their shares of preferred stock until earlier of the date of (i) the date of the Company’s receipt of shareholder approval for an increase to the authorized shares of common stock of the Company from 20 million to 350 million and (ii) October 26, 2022 (which may be extended to December 31, 2022 if certain conditions are met).

The offering closed on July 29, 2022. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

A.G.P./Alliance Global Partners is acting as the exclusive financial advisor in connection with the offering.

The Series C and Series D preferred stock and shares of common stock into which these preferred shares are convertible are being issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and/or Rule 506 of Regulation D as promulgated by SEC under the 1933 Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need. The Company recently consummated the acquisition of VCN Biosciences, S.L. (VCN), which is developing a new oncolytic adenovirus (OV) platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company's lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR), and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the annual meeting of stockholders. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Synthetic Biologics' ability to obtain shareholder approval for an increase to the authorized shares of common stock of the Company at the annual meeting of shareholders, Synthetic Biologics' ability to successfully combine and operate the business of Synthetic Biologics and VCN, Synthetic Biologics' and VCN's product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Synthetic Biologics' and VCN's ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' and VCN's products, developments by competitors that render such products obsolete or non-competitive, Synthetic Biologics' and VCN's ability to maintain license agreements, the continued maintenance and growth of Synthetic Biologics' and VCN's patent estate, the ability to continue to remain well financed, and other factors described in Synthetic Biologics' Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:
Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608